Exhibit 99.2

Media contacts:	Investor contacts:

Judi Frost Mackey, +1 212 632 1428	Kathryn Harmon, +1 212 632 6637
judi.mackey@lazard.com	kathryn.harmon@lazard.com

LAZARD ANNOUNCES CASH TENDER OFFER FOR

7.125% SENIOR NOTES DUE 2015 OF LAZARD GROUP LLC

NEW YORK, November 6, 2013 – Lazard Ltd (NYSE: LAZ) announced today that its subsidiary Lazard Group LLC (“Lazard Group”) is commencing a cash tender offer (the “Tender Offer”) for any and all of its outstanding 7.125% Senior Notes due May 15, 2015 (the 2015 “Notes”).

The Tender Offer is being made upon the terms and conditions in the Offer to Purchase and related Letter of Transmittal dated November 6, 2013. The Tender Offer will expire at 5:00 p.m. (New York City time) on November 14, 2013, unless extended or terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of the Notes are urged to carefully read the Offer to Purchase and related Letter of Transmittal before making any decision with respect to the Tender Offer.

The following table summarizes certain material terms of the Tender Offer:

Title of Security	CUSIP/ISIN No.	Principal Amount Outstanding	UST Reference Security	Bloomberg Reference Page	Fixed Spread (bps)
7.125% Senior Notes due 2015	52107QAC9/ US52107QAC96 52107QAA3/ US52107QAA31 U51391AA5/ USU51391AA50	$528,500,000	0.25% UST due May 15, 2015	FIT4	50

Holders must validly tender and not subsequently validly withdraw their Notes on or prior to the Expiration Time to be eligible to receive the “Total Consideration.” The Total Consideration for each $1,000 principal amount of Notes validly tendered and not subsequently withdrawn will be determined in the manner described in the Offer to Purchase by reference to the fixed spread over the yield to maturity of the UST Reference Security listed above, calculated by the Dealer Managers for the Tender Offer as of 2:00 p.m. (New York City time) on November 14, 2013, the date on which the Tender Offer is currently scheduled to expire. In addition to the Total Consideration, accrued and unpaid interest up to, but not including, the Settlement Date (as defined below) will be payable in cash on all validly tendered and accepted Notes. The Settlement Date is expected to occur on the next business day following the Expiration Time (the “Settlement Date”).

The closing of the Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase, including the completion by Lazard Group of an offering of at least $500 million aggregate principal amount of senior notes. Lazard Group currently expects that it will exercise its right to optionally redeem any and all Notes not purchased by it in the Tender Offer at a make-whole redemption price, calculated in accordance with the indenture governing the Notes.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Tender Offer is being made solely by means of the Offer to Purchase and related Letter of Transmittal dated November 6, 2013. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Lazard Group by the Dealer Managers for the Tender Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Citigroup Global Markets Inc., Goldman, Sachs & Co., and Lazard Frères & Co. LLC are acting as the dealer managers (the “Dealer Managers”) for the Tender Offer. Requests for documents may be directed to D.F. King & Co., Inc., the information agent (the “Information Agent”), by telephone at (800) 758-5378, or in writing at Attn: Elton Bagley, 48 Wall Street, 22nd Floor, New York, New York, 10005. Questions regarding the Tender Offer may be directed to the Dealer Managers as follows: Citigroup Global Markets Inc. may be contacted by telephone at (800) 558-3745, or in writing at Attn: Liability Management Group, 390 Greenwich Street, 1st Floor, New York, New York 10013; Goldman, Sachs & Co. may be contacted by telephone at (800) 828-3182, or in writing at Attn: Liability Management Group, 200 West Street, New York, New York 10282; and Lazard Frères & Co. LLC may be contacted by telephone at (877) 364-0850 or in writing at Attn: Liability Management Group, 30 Rockefeller Plaza, New York, New York 10020. None of Lazard Group, the Dealer Managers, the depositary or the Information Agent make any recommendation as to whether holders should tender or refrain from tendering their Notes. Holders must make their own decision as to whether to tender Notes and, if so, the principal amount of the Notes to tender.

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 40 cities across 26 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals.

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Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target”, “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee the accuracy of our estimated targets, future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors”, and also disclosed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global financial markets;

•	A decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations.

LAZ-CPE